NEWS RELEASE

First Charter Corporation
P. O. Box 37937
Charlotte, NC 28237-7937
(704)688-4300/(800)422-4650
fax (704)688-2148

For Additional Information Contact:
Charles A. Caswell,
Chief Financial Officer
(704) 688-1112

FOR IMMEDIATE RELEASE
January 31, 2007

First Charter Enhances Financial Team
With New Senior Leaders

CHARLOTTE, North Carolina -- First Charter Corporation (NASDAQ: FCTR) announced today the recent additions of two key leaders in its Finance Division.  Sheila Stoke was named Senior Vice President, Principal Accounting Officer, and Controller for First Charter Corporation.  Richard Passerine was named Senior Vice President and Director of Quantitative Risk Analysis.

Stoke will lead the accounting team and direct all accounting functions, including internal and regulatory financial reporting, tax, accounts payable, and reconciliations.  She also will be responsible for First Charter's payroll process.  In addition, Stoke will also provide collaborative leadership and support for First Charter's Sarbanes-Oxley compliance efforts and investor relations.

Passerine will direct the asset-liability management and funds transfer pricing functions, while providing leadership and support in the areas of capital and liquidity risk management and profitability analyses.

Both individuals joined First Charter during the second half of the fourth quarter of 2006 and report to Chuck Caswell, Chief Financial Officer.

"Both Sheila and Richard bring a unique blend of practical hands-on experience, creative problem solving skills, and the ability to build high-performing teams," commented Chuck Caswell, Chief Financial Officer.  "We are excited about Sheila and Richard's upcoming contributions to First Charter's success, and look forward to working with them."

Prior to joining First Charter, Stoke served in senior accounting leadership positions for the past 21 years at the following institutions: Stock Yards Bank and Trust in Louisville, KY; Integra Bank NA in Evansville, IN; Republic Bank and Trust Co. in Louisville, KY; and Bank of Louisville in Louisville, KY.

She earned a bachelor's degree in accounting Cum Laude from Pikeville College in Pikeville, KY and holds a CPA designation.

Passerine brings 24 years of financial analysis and management expertise to First Charter.  Prior to joining First Charter, Richard served as Vice President - Director of Asset and Liability Management at Integra Bank in Evansville, IN where he was instrumental in implementing a new asset and liability model, and managing the bank's market risk positions.  Previous experience also includes serving as the Financial Risk Manager at RBC Centura in Rocky Mount, NC, and Senior Risk Analyst at CoBank, ACB and BankWestern FSB, both in Denver, CO.

Richard graduated from the University of Colorado with a bachelor's degree in accounting and holds a CFA designation.

Corporate Profile

First Charter Corporation (NASDAQ: FCTR), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.9 billion and is the holding company for First Charter Bank and Gwinnett Banking Company.  First Charter operates 58 financial centers, four insurance offices, and 138 ATMs in North Carolina and Georgia, and also operates loan origination offices in Asheville, North Carolina and Reston, Virginia.  First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, and mortgages.

For more information about First Charter, visit the Company's Web site at www.firstcharter.com or call 800-601-8471.  First Charter's common stock is traded under the symbol FCTR on the NASDAQ Global Market.